Exhibit 99.1

2929 California Street Torrance, California 90503 Tel. 310.212.7910 Fax. 310.212.6315 800.890.9988 www.motorcarparts.com

FOR IMMEDIATE RELEASE

Motorcar Parts of America, Inc. Approved for Listing on NASDAQ Global Market
LOS ANGELES, CA., November 26, 2007 — Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading provider of remanufactured alternators and starters for the automotive aftermarket, announced today that it has received approval to list its securities on the NASDAQ Global Market.
MPA’S common stock is expected to begin trading on NASDAQ at the market open on December 3, 2007. NASDAQ has reserved “MPAA” as the trading symbol for the Company’s common stock.
“We are pleased to receive approval to list our securities on the NASDAQ Global Market,” commented Selwyn Joffe, Chairman, President and CEO of MPA. “This is an important achievement for us, and will increase our visibility in the market, improve the liquidity of our stock and allow us to expand our shareholder base.”
About MPA
Motorcar Parts of America, Inc. is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, and Nashville, Tennessee, as well as in Mexico, Singapore and Malaysia. MPA’s websites are located at www.motorcarparts.com and www.quality-built.com.
Disclosure Regarding Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements with respect to our future performance that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in our relationship with any of our customers, including the increasing customer pressure for lower prices and more favorable payment and other terms, our ability to renew the contract with our largest customer that is scheduled to expire in August 2008 and the terms of any such renewal, the increasing demands on our working capital, including the significant strain on working capital associated with large remanufactured core inventory purchases from customers of the type we have increasingly made, our ability to obtain any additional financing we may seek or require, our ability to achieve positive cash flows from operations, potential future changes in our previously reported results as a result of the identification and correction of errors in our accounting policies or procedures or the material weaknesses in our internal controls over financial reporting, the outcome of the existing review of our custom duties payments and procedures, lower revenues than anticipated from new and existing contracts, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank’s refusal to waive any such defaults, any meaningful difference between projected production needs and ultimate sales to our customers, increases in interest rates, changes in the financial condition of any of our major customers, the impact of high gasoline prices, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts industry, including increased competition from Chinese manufacturers, difficulty in obtaining used cores and component parts or increases in the costs of those parts, political or economic instability in any of the foreign countries where we conduct operations, unforeseen increases in operating costs and other factors discussed herein and in the Company’s filings with the SEC.

For more information, contact:
CCG Investor Relations	Motorcar Parts of America, Inc.
Crocker Coulson, President	Selwyn Joffe
crocker.coulson@ccgir.com	Chairman, President & CEO
(646) 213-1915	(310) 972-4005
or
Elaine Ketchmere, VP Financial Writing
elaine.ketchmere@ccgir.com
(310) 231-8600 ext. 119
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